Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205776

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 21, 2015)

Subject to Completion, Dated November 30, 2015

5,500,000 Shares

AMSURG CORP.

Common Stock

We are offering 5,500,000 shares of our common stock.

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “AMSG” The last reported sale price of our common stock on NASDAQ on November 27, 2015 was $85.10 per share.

Investing in our common stock involves a high degree of risk. Before buying any of these shares you should carefully read the discussion of material risks of investing in our common stock in the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting (Conflicts of Interest)” beginning on page S-22 of this prospectus supplement for additional disclosure regarding total underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters the option to purchase up to an additional 825,000 shares of common stock from us at the public offering price less the underwriting discounts and commissions within 30 days from the date of this prospectus supplement. See the section of this prospectus supplement entitled “Underwriting (Conflicts of Interest).”

The underwriters expect to deliver the shares to purchasers on or about             , 2015 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

SunTrust Robinson Humphrey		J.P. Morgan
BMO Capital Markets	Jefferies	Guggenheim Securities

The date of this prospectus supplement is                 , 2015

Prospectus

You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. Neither we nor the underwriters have authorized any other person to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us. We are offering to sell and are seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us and the information we have previously filed with the Securities and Exchange Commission that we incorporate by reference is accurate only as of the date such information is presented regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of common stock.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the completion of this offering that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing, this prospectus supplement or the accompanying prospectus, as the case may be.

You should read this document together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement. You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

NON-GAAP FINANCIAL MEASURES

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of “non-GAAP financial measures,” such as “adjusted net earnings per diluted share.” We define adjusted net earnings per diluted share as net earnings per diluted share attributable to AmSurg Corp. common shareholders, excluding gains or loss from deconsolidations, which are non-cash in nature, transaction costs, including associated debt extinguishment costs and deferred financing write-off, and acquisition related amortization expense (the majority of which relate to the Sheridan acquisition and which are of a nature and significance not generally associated with our historical individual center acquisition activity), changes in contingent purchase price consideration and share-based compensation expense. Net earnings per diluted share is computed by dividing net earnings attributable to AmSurg Corp. common shareholders by the weighted-average number of common shares outstanding during the period plus any potential dilutive common share equivalents, including shares issuable (1) upon the vesting of restricted stock awards as determined under the treasury stock method and (2) upon conversion of AmSurg Corp.’s mandatory convertible preferred stock as determined under the if-converted method. For purposes of calculating net earnings per diluted share, preferred stock dividends have been subtracted from both net earnings from continuing operations attributable to AmSurg Corp. and net earnings attributable to AmSurg Corp. common shareholders in periods in which utilizing the if-converted method would be anti-dilutive. For the nine months ended September 30, 2015, approximately 3.1 million common share equivalents related to AmSurg Corp.’s mandatory convertible preferred stock were anti-dilutive and therefore are excluded from the dilutive weighted average number of shares outstanding. Our measure of adjusted net earnings per diluted share may not be comparable to similarly titled measures of other companies and is not a measure of performance calculated in accordance with GAAP. We have included information concerning adjusted net earnings per diluted share in this prospectus supplement because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present adjusted net earnings per diluted share when reporting their results. Our presentation of adjusted net earnings per diluted share should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. This summary is not complete and does not contain all of the information that you should consider before making a decision to invest in our common stock in this offering. You should carefully read this entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated herein and therein by reference, before making an investment decision, especially the risks of investing in our common stock discussed under the “Risk Factors” section of this prospectus supplement. See also “Where You Can Find More Information” and “Information Incorporated by Reference.”

As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “AmSurg” and the “Company” refer to AmSurg Corp. and its subsidiaries.

Company Overview

We acquire, develop and operate ambulatory surgery centers (“ASCs” or “surgery centers”) in partnership with physician practice groups throughout the U.S. and provide outsourced physician services to hospitals, surgery centers and other healthcare facilities. At our surgery centers, physicians perform gastrointestinal endoscopy procedures, ophthalmology procedures, orthopaedic procedures, and other procedures in multiple specialties. We provide outsourced physician services in multiple specialties, primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. The following charts illustrate the percentage of net revenue for the nine months ended September 30, 2015 for each of AmSurg, Sheridan Healthcare (“Sheridan”) and the combined company by specialty:

We are one of the largest owners and operators of ASCs in the U.S. based upon total number of surgery centers. At September 30, 2015, we owned and operated 253 ASCs and one surgical hospital across 34 states and the District of Columbia in partnership with approximately 2,000 physicians, and provided physician services to more than 360 healthcare facilities in 27 states, employing more than 3,000 physicians and other healthcare professionals in our physician services business.

Our principal executive offices are located at 1A Burton Hills Boulevard, Nashville, Tennessee 37215, and our telephone number is (615) 665-1283. AmSurg Corp. is a Tennessee corporation. Our internet address is www.amsurg.com. The information contained on our website is not part of this prospectus supplement.

Ambulatory Services

Our company was formed in 1992 for the purpose of acquiring, developing and operating ASCs in partnership with physicians. Our surgery centers are typically located adjacent to or in close proximity to the medical practices of our partner physicians. We generally own a majority interest, primarily 51%, in the facilities we operate. Our surgery centers primarily provide non-elective, high volume, lower-risk surgical procedures across multiple specialties, including, among others, gastroenterology, ophthalmology, and orthopaedics. Our ASCs are designed with a cost structure that creates significant savings for patients and payors when compared to surgical services performed in hospital outpatient departments (“HOPDs”).

We acquire, develop and operate ASCs through the formation of partnerships with physicians and health systems to serve the communities in our markets. Since physicians are critical to the delivery of healthcare, we have developed our operating model to encourage physicians to affiliate with our ASCs. We believe we attract physicians because our facilities adopt staffing, scheduling and clinical systems and protocols with the goal of increasing physician efficiency and engagement. We believe that our focus on physician satisfaction combined with providing safe, high-quality healthcare in a friendly and convenient environment for patients will continue to make our ASCs an attractive alternative to HOPDs for physicians, patients and payors. We focus on providing high-quality surgery centers that meet the needs of patients, physicians and payors. We believe our facilities (i) enhance the quality of care for our patients, (ii) provide significant administrative, clinical and efficiency benefits to physicians, and (iii) offer a low cost alternative for patients and payors.

Physician Services

On July 16, 2014, we acquired Sheridan. With the completion of this acquisition, we believe we are a leading national provider of multi-specialty outsourced physician services to hospitals, ASCs and other healthcare facilities. We are on schedule to achieve the cost and revenue synergies expected to result from the transaction.

We deliver physician services, primarily in the areas of anesthesiology, children’s services, radiology and emergency medicine services, to more than 360 healthcare facilities, and believe we are a leading provider of physician services in each of those specialties. As of September 30, 2015, we employed more than 3,000 physicians and other healthcare professionals who applied a care-centric approach to medical care and had physician practices in 27 states with a significant presence in Florida, New Jersey, Texas and California. We believe our scale and ability to leverage administrative and support infrastructure enable us to effectively recruit and retain physicians, provide services at lower costs and generate attractive profit margins.

Our physicians usually lead the daily operations of their specialty departments and integrate themselves into the clinical leadership at our client’s facilities. This integration allows us to collaborate with hospitals, ASCs and other healthcare facilities to improve their operations. We believe our national scale and footprint enable us to provide better coordination of care, better physician coverage, stronger recruiting services, more professional and experienced management and improved patient throughput and outcomes as compared to smaller independent physician groups or directly affiliated facility practices with which we compete.

Recent Developments

Exercise of Accordion Under Existing Revolving Credit Facility; Borrowings Under Existing Revolving Credit Facility

On October 21, 2015, we exercised the accordion feature of our revolving credit facility and increased our borrowing capacity by $200.0 million to $500.0 million. As of November 30, 2015, we had an outstanding balance of $276.0 million under our revolving credit facility.

Acquisition Strategy

Our current acquisition pipeline has approximately $500.0 million of acquisition opportunities that are under non-binding letters of intent. We are targeting to close these acquisitions between now and the end of the first quarter of 2016, and believe the acquisitions will be accretive to our net earnings in the 2016 fiscal year. We cannot assure you, however, that we will consummate those acquisition opportunities or that, if consummated, they will be consummated on our expected timeline or achieve the anticipated financial results. This offering is not conditioned upon or subject to the completion of any such acquisition. We have not included in this prospectus supplement any pro forma financial information regarding any acquisition opportunity. We believe the historical financial results of such acquisition opportunities are not significant in comparison to our historical financial results and we will not be required under applicable SEC rules to file any historical financial statements or pro forma financial information after the completion of any such acquisition.

THE OFFERING

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the common stock, see “Description of Capital Stock” in the accompanying prospectus.

Common stock offered by us	5,500,000 shares (1)

Common stock outstanding after the offering	53,955,300 shares (2)

Use of proceeds	We estimate that the net proceeds of this offering will be approximately $448.9 million (or approximately $516.3 million if the underwriters’ option to purchase additional shares is exercised in full), in each case assuming a public offering price of $85.10 per share, which is equal to the last reported sale price of our common stock on NASDAQ on November 27, 2015, after deducting the underwriting discounts and commissions and approximately $400,000 in other estimated expenses of this offering payable by us. We intend to use the net proceeds of this offering of shares of our common stock to repay $276.0 million of outstanding indebtedness under our revolving credit facility borrowed to fund our recent acquisitions, fund our acquisition pipeline and for other general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Because an affiliate of SunTrust Robinson Humphrey, Inc. is a lender under our revolving credit facility and will receive 5% or more of the net proceeds of this offering due to the repayment of a portion of the revolving credit facility by us, SunTrust Robinson Humphrey, Inc. is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Dividends

We intend to retain our earnings to finance the growth and development of our business and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The declaration of dividends is within the discretion of our board of directors, subject to certain covenants in our debt agreements which limit, but may not restrict, our ability to pay dividends. See

“Risk Factors—Risks Related to Our Common Stock—You likely will not receive dividends on the shares of our common stock.”

Transfer agent	Computershare Trust Company N.A.

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ	“AMSG”

(1)	6,325,000 shares of common stock if the underwriters exercise their option to purchase additional shares in full.

(2)	54,780,300 shares if the underwriters exercise their option to purchase additional shares in full. The number of shares of our common stock to be issued and outstanding after this offering is based on 48,455,300 shares of common stock issued and outstanding as of September 30, 2015 which number excludes:

•	44,209 shares of our common stock issuable upon the exercise of stock options exercisable at a weighted average price of $22.70 per share; and

•	an additional 893,347 shares of our common stock available for issuance under our 2014 Equity and Incentive Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters’ options to purchase additional shares in this offering have not been exercised.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our summary historical consolidated financial information for the periods presented. The summary historical consolidated statement of earnings data and cash flow data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from our audited consolidated financial statements and related notes thereto, which are incorporated by reference into this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2012 is derived from our audited consolidated financial statements and related notes thereto for the fiscal year ended December 31, 2012, which are not included or incorporated by reference into this prospectus supplement. The summary historical consolidated statement of earnings for the nine months ended September 30, 2015 and September 30, 2014, and the consolidated balance sheet data, as of September 30, 2015 have been derived from our unaudited condensed consolidated financial statements and related notes thereto for the nine months ended September 30, 2015, which are incorporated by reference into this prospectus supplement. In the opinion of management, the unaudited financial data set forth below reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of our financial position and results of our operations for those periods. Only the historical financial and operating data as of and for the year ended December 31, 2014 and the nine months ended September 30, 2015 include the results of operations of Sheridan subsequent to July 16, 2014, the effective date of the Sheridan acquisition. The financial information presented may not be indicative of our financial performance in future periods. This financial information and other data should be read in conjunction with our audited and unaudited consolidated financial statements, and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement.

	Years Ended December 31,			(unaudited) Nine Months Ended September 30,
	2014	2013	2012	2015	2014
	(in thousands)
Consolidated Statement of Earnings Data:
Net revenues	$1,621,949	$1,057,196	$899,245	$1,862,622	$1,040,138
Operating expenses excluding depreciation and amortization	1,177,690	697,512	598,013	1,384,103	747,027
Depreciation and amortization	60,344	32,400	29,255	70,536	37,533
Net gain on deconsolidations	3,411	2,237	–	5,854	3,411
Equity in earnings of unconsolidated affiliates	7,038	3,151	1,564	11,575	3,461

Operating income	394,364	332,672	273,541	425,412	262,450
Interest expense, net	83,285	29,525	16,950	90,671	52,906
Debt extinguishment costs	16,887	–	–	–	16,887

Earnings from continuing operations before income taxes	294,192	303,147	256,591	334,741	192,657
Income tax expense	48,103	48,654	40,893	76,960	25,802

Net earnings from continuing operations	246,089	254,493	215,698	257,781	166,855
Net earnings from continuing operations attributable to noncontrolling interests	190,809	183,484	155,661	160,407	139,150
Preferred stock dividends	(4,503)	–	–	(6,792)	(2,239)

Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$50,777	$71,009	$60,037	$90,582	$25,466

	Years Ended December 31,			(unaudited) Nine Months Ended September 30,
	2014	2013	2012	2015	2014
	(in thousands, except per share data)
Earnings per share-basic:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$1.29	$2.27	$1.95	$1.90	$0.70
Net earnings attributable to AmSurg Corp. common shareholders	$1.25	$2.32	$2.03	$1.90	$0.66
Earnings per share-diluted:
Net earnings from continuing operations attributable to AmSurg Corp. common shareholders	$1.28	$2.22	$1.90	$1.89	$0.69
Net earnings attributable to AmSurg Corp. common shareholders	$1.24	$2.28	$1.98	$1.89	$0.65
Weighted average number of shares and share equivalents outstanding:
Basic	39,311	31,338	30,773	47,652	36,620
Diluted	39,625	31,954	31,608	48,050	37,026

Consolidated Balance Sheet Data:
Working capital	$300,602	$121,155	$107,768	$201,922	$347,169
Cash and cash equivalents	208,079	50,840	46,398	187,422	194,081
Total assets	5,523,524	2,177,944	2,044,586	5,787,220	5,421,357
Total debt	2,251,012	604,142	638,112	2,250,278	2,248,682
Net debt	2,042,933	553,302	591,714	2,062,856	2,054,601
Non-redeemable and redeemable noncontrolling interests	602,783	539,056	486,360	652,735	579,411
Total equity	2,098,231	1,125,556	1,000,466	2,249,217	2,057,571

Statement of Cash Flows Data:
Net cash flows provided by operating activities	$412,371	$332,824	$295,652	$427,202	$276,051
Acquisitions and related expenses	2,184,058	73,594	277,388	233,490	2,138,648
Acquisition of property and equipment	40,217	28,856	28,864	47,006	23,109
Distributions to noncontrolling interests	190,097	184,149	162,941	158,144	139,443

Other Operating and Financial Data:
Continuing centers at end of period	246	236	231	253	242
Procedures performed during period (000s)	1,645	1,610	1,479	1,281	1,211
Same-center revenue increase	0.7%	0.6%	2.5%	5.5%	0.6%

RISK FACTORS

Investing in our common stock involves certain risks. Before deciding to invest in our common stock, you should carefully consider the following risk factors, as well as other information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any free writing prospectus. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition or results of operations, which could cause you to lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties that are not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, results of operations and cash flows, in which case you may lose all or part of your investment in our common stock. In addition, statements in the following risk factors may constitute forward-looking statements. Please see “Forward-Looking Statements.”

Risks Related to our Business

Investing in our common stock involves risk. We hereby incorporate by reference the risk factors from our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014. You should consider these risks and the other information contained in this prospectus supplement, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the accompanying prospectus and any free writing prospectus before investing in our common stock. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks Related to our Acquisition Strategy

We intend to use the net proceeds from this offering to fund our acquisition strategy, but this offering is not conditioned upon the closing of any acquisition and we will have broad discretion to determine alternative uses of proceeds.

As described under “Use of Proceeds,” we intend to use the net proceeds from this offering to fund a portion of our acquisition strategy. However, this offering is not conditioned upon the closing of any acquisition. If we do not use the proceeds for acquisitions, we will have broad discretion in the application of the net proceeds from this offering, and holders of our common stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use.

If we do not consummate any acquisitions, our stock price and future business and financial performance could be adversely impacted.

Our current acquisition pipeline has approximately $500.0 million of acquisition opportunities that are under non-binding letters of intent and targeted to close by the end of 2015 or during the first quarter of 2016. If we do not consummate any acquisitions, our ongoing business and financial results may be adversely affected by a number of risks, including:

•	depending on the reasons for the failure to complete the acquisitions, we could be liable for monetary or other damages in connection with the termination or breach of the related agreement;

•	the loss of significant time and resources used in planning for the acquisitions;

•	the responsibility we have for certain transaction costs relating to the acquisitions, regardless of whether any acquisitions are completed; and

•	matters relating to acquisitions may require substantial commitments of time and resources by our management, whether or not any acquisition is completed, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

Any failure to consummate any acquisition could also result in a negative reaction from the financial markets and a decrease in the price of our common stock could cause the value of your investment in our common stock to decline.

The completion of any future acquisition may expose us to unknown or contingent liabilities for which we will not be indemnified.

The entities that we may acquire in future acquisitions may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare and other laws and regulations, and for litigation or other claims. Such liabilities and related legal or other costs and/or resulting reputational damage could negatively impact our business, financial condition and results of operations. If such liabilities materialize, we will not be indemnified.

Risks Related to Our Common Stock

The common stock issued in this offering may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the common stock issued in this offering. The market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the sale into the market of a substantial number of shares of common stock; and

•	hedging or arbitrage trading activity that may develop involving our equity securities.

Sales of a substantial number of shares of our common stock in the public market by our existing shareholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise adequate capital through the sale of additional equity securities. We are not restricted from issuing, and shareholder approval is not required in order to issue, additional shares of common stock and other securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock, except any shareholder approval required by NASDAQ. In addition, on July 1, 2017, all outstanding shares of our 5.250% Mandatory Convertible Preferred Stock, Series A-1 (our “mandatory preferred stock”) will convert into common stock. We are unable to predict the effect that sales or conversion of our mandatory preferred stock may have on the prevailing market price of our common stock.

You likely will not receive dividends on the shares of our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We have never declared or paid a dividend on our common stock and have no plans to pay cash dividends on our common stock in the foreseeable future. Further, our existing credit facilities, the terms of our mandatory preferred stock and the indentures governing our outstanding debt securities restrict our ability to pay such dividends.

This offering is expected to be dilutive, and there may be future sales or other dilution of our equity, which may adversely affect the market price of the shares of our common stock and/or dilute the value of shares of our common stock.

Giving effect to the issuance of shares of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds as described under “Use of Proceeds,” we expect that this offering will have a dilutive effect on our expected earnings per share for the year ending December 31, 2015. In addition, on July 1, 2017, all outstanding shares of our mandatory preferred stock will convert into common stock. The actual amount of dilution cannot be determined at this time and will be based upon numerous factors.

Provisions in our Charter and bylaws and provisions of Tennessee law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.

Our Charter, bylaws and Tennessee law contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	the board of directors is divided into three classes with staggered terms;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of our board of directors to issue preferred stock without shareholder approval;

•	supermajority vote requirements for certain amendments to our Charter;

•	anti-takeover provisions of Tennessee law which may prevent us from engaging in a business combination with an interested shareholder, or which may deter third parties from acquiring our common stock above certain thresholds; and

•	limitations on the right of shareholders to remove directors.

These provisions may deter an acquisition of us that might otherwise be attractive to shareholders.

We may in the future issue additional debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and liquidation.

In the future, we may issue additional debt or equity securities or securities convertible into or exchangeable for equity securities, or we may enter into debt-like financing that is unsecured or secured by any or all of our properties. Such securities may be senior to our common stock as to distributions. In addition, in the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common stock.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements generally are identified by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” or similar expressions, though not all forward-looking statements will contain these words. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results and events could differ materially from those set forth in the forward-looking statements. While it is impossible to identify all such factors, some of the factors that could impact our business and cause actual results to differ materially from forward-looking statements include, but are not limited to:

•	acquisitions may not be consummated, and in that event we would have broad discretion to determine the use of proceeds of this offering;

•	the risk that we may face challenges managing our physician services segment as a new business and may not realize anticipated benefits;

•	the risk of becoming subject to investigations by federal and state entities and unpredictable impacts of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the Health Reform Law);

•	our ability to successfully maintain effective internal controls over financial reporting;

•	our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses;

•	the risk that our substantial indebtedness and restrictions in our debt instruments could adversely affect our business or our ability to implement our growth strategy or limit our ability to react to changes in the economy or our industry;

•	our ability to generate sufficient cash to service all of our indebtedness, including any future indebtedness;

•	the risk of regulatory changes that may obligate us to buy out interests of physicians who are minority owners of our surgery centers;

•	our failure to successfully maintain numerous complex information systems and processes, implement new systems and processes, and maintain the security of those systems and processes;

•	our failure to effectively and timely implement the ICD-10 coding system;

•	the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance;

•	potential write-offs of the impaired portion of intangible assets;

•	the risk that payments from third-party payors, including government healthcare programs, may decrease or not increase as costs increase;

•	adverse developments affecting the medical practices of our physician partners;

•	our ability to maintain favorable relations with our physician partners;

•	our ability to grow revenues by increasing procedure volume while maintaining operating margins and profitability at our existing surgery centers;

•	our ability to compete for physician partners, managed care contracts, patients and strategic relationships;

•	adverse weather and other factors beyond our control that may affect our surgery centers;

•	our legal responsibility to minority owners of our surgery centers, which may conflict with our interests and prevent us from acting solely in our best interests;

•	the risk of changes in patient volume and patient mix;

•	the risk related to revenue concentration resulting from several significant client relationships;

•	the risk that contracts are cancelled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us;

•	the risk of potential decreases in our reimbursement rates, revenue and profit margin under our fee for service payor contracts;

•	failure to timely or accurately bill for services;

•	the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease;

•	our ability to enroll our providers in the Medicare and Medicaid programs on a timely basis;

•	the risk that our strategic partnerships with certain healthcare providers are not successful;

•	the high level of competition in our segments of the market for medical services;

•	our ability to successfully recruit and retain physicians, nurses and other clinical providers with the qualifications and attributes desired by us and our clients;

•	our ability to accurately assess the costs we will incur under new contracts;

•	the risk that margins may be negatively impacted by cross-selling to existing clients or selling bundled services to new clients;

•	our ability in some jurisdictions to enforce non-compete agreements with our physicians and other clinical employees;

•	the risk of unfavorable changes in regulatory, economic and other conditions in the states where we operate;

•	the risk that legislative or regulatory action may make our captive insurance company arrangement less feasible or otherwise reduce our profitability; and

•	the inherent uncertainties relating to the reserves we establish with respect to our losses covered under our insurance programs.

A discussion of these and other risks and uncertainties and risks relating to our common stock that could cause actual results and events to differ materially from such forward-looking statements is incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and included in the section entitled “Risk Factors” in this prospectus supplement. Given these uncertainties, you should not place undue reliance on such statements. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on NASDAQ and is traded under the symbol “AMSG.” The high and low sales prices per share of our common stock, as reported by NASDAQ, are set forth below for the periods indicated.

2013	High	Low
First Quarter	$33.78	$29.02
Second Quarter	36.76	31.72
Third Quarter	41.00	35.11
Fourth Quarter	48.71	39.31

2014	High	Low
First Quarter	$47.75	$40.05
Second Quarter	52.81	40.00
Third Quarter	54.48	45.19
Fourth Quarter	55.65	47.68

2015	High	Low
First Quarter	$65.03	$52.42
Second Quarter	72.85	60.43
Third Quarter	87.42	54.11
Fourth Quarter (through November 27, 2015)	87.29	58.37

DIVIDEND POLICY

We intend to retain our earnings to finance the growth and development of our business. We have never declared or paid a dividend on our common stock and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. The declaration of dividends is within the discretion of our board of directors, subject to applicable law and certain covenants in certain of our debt documents which limit, but may not restrict, our ability to pay dividends on our common stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discounts and approximately $400,000 of other estimated offering expenses payable by us, will be approximately $448.9 million (or approximately $516.3 million if the underwriters’ option to purchase additional shares is exercised in full), in each case assuming a public offering price of $85.10 per share, which is equal to the last reported sale price of our common stock on NASDAQ on November 27, 2015.

We intend to use the net proceeds of this offering to repay $276.0 million of outstanding indebtedness under our revolving credit facility borrowed to fund our recent acquisitions, to fund a portion of our acquisition pipeline and for other general corporate purposes. Our current acquisition pipeline has approximately $500.0 million of acquisition opportunities that are under non-binding letters of intent and targeted to close between now and the end of the first quarter of 2016. We cannot assure you, however, that we will consummate any of those acquisition opportunities or that, if consummated, they will be consummated on our expected timeline. This offering is not conditioned upon or subject to the completion of any such acquisition. In the event we do not consummate those acquisitions, we will use the net proceeds of this offering for general corporate purposes.

On October 21, 2015, we exercised the accordion feature of our revolving credit facility and increased our borrowing capacity by $200.0 million to $500.0 million. As of November 30, 2015, we had an outstanding balance of $276.0 million under our revolving credit facility. The revolving credit facility matures on July 16, 2019 and permits us to borrow at an interest rate equal to, at our option, the alternative base rate (as defined in our credit agreement) plus 1.75% to 2.00% or LIBOR plus 2.75% to 3.00%, or a combination thereof. We used the proceeds of such indebtedness, in the amount of $276.0 million, to finance, in part, our recent acquisition activity. Affiliates of SunTrust Robinson Humphrey, Inc., J.P. Morgan Securities LLC, BMO Capital Markets Corp. and Jefferies LLC are each a lender under our revolving credit facility and will receive a portion of the net proceeds from this offering in the form of repayment of borrowings under such facility. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

The estimated net proceeds from this offering reflected in the first paragraph of this section “Use of Proceeds” have been calculated by assuming a public offering price of $85.10 per share of common stock, which is equal to the last reported sale price of our common stock on the NASDAQ on November 27, 2015. A $1.00 increase (decrease) in the public offering price of the common stock would increase (decrease) the estimated net proceeds received by us from this offering by approximately $5.3 million (or approximately $6.1 million if the underwriters’ option to purchase additional shares of common stock is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2015:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the issuance and sale of 5,500,000 shares of common stock offered hereby at an assumed per share public offering price of $85.10, the last reported sale price of our common stock on NASDAQ on November 27, 2015, after deducting the estimated underwriting discount and estimated offering expenses, and assuming no exercise of the underwriters’ option to purchase additional shares of our common stock, and our receipt of the estimated net proceeds thereof, and the use of proceeds thereof as described in “Use of Proceeds.”

You should read this table in conjunction with “Recent Developments,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and our consolidated financial statements, including all related notes appearing elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2015
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(1)	$187.4	$636.3

Long-term debt (including current maturities):
Senior secured credit facility(2)	859.1	859.1
Senior notes due 2020	250.0	250.0
Senior notes due 2022	1,100.0	1,100.0
Capitalized lease arrangements due through 2026	19.0	19.0
Other debt	22.2	22.2

Total debt	$2,250.3	$2,250.3

Shareholders’ equity:
Preferred stock, no par value; 5,000 shares authorized and 1,725 shares issued and outstanding, actual and as adjusted	$166.6	$166.6
Common stock, no par value; 120,000 shares authorized, actual and as adjusted; 48,455 shares issued and outstanding, actual; and 53,955 shares issued and outstanding, as adjusted	897.0	1,345.9
Retained earnings	718.1	718.1
Non-redeemable noncontrolling interests	467.5	467.5

Total shareholders’ equity	$2,249.2	2,698.1

Total capitalization	$4,499.5	$4,948.4

(1)	Includes assumed net proceeds of $448.9 million from this offering.
(2)	Since September 30, 2015, we have incurred net borrowings of $276.0 million under our revolving credit facility.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes and does not deal with state, local or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as banks, thrifts, financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, tax-qualified retirement plans, persons deemed to sell our common stock under the constructive sale provisions of the Code, persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income, persons that own, or are deemed to own, more than 5% of our outstanding common stock (except to the extent specifically set forth below), partnerships and other pass-through entities, and investors or partners in such pass-through entities or an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of our common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. Also, partnerships, or other entities that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and partners in such partnerships, and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation) are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. federal income tax purposes and will be subject to withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or applicable successor form), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to such agent. The Non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. This certification must be provided to us or the relevant paying agent prior to the payment of dividends and must be updated periodically. If you do not provide the relevant paying agent with the required certification but are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such Non-U.S. Holder maintains in the United States) if a properly executed IRS Form W-8ECI (or applicable successor form), stating that the dividends are so connected, is furnished to us or our paying agent (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders are urged to consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first be treated as a non-taxable return of capital reducing a Non-U.S. Holder’s adjusted tax basis in our common stock, but not below zero, and thereafter will be treated as gain from the sale of stock, the treatment of which is discussed in the next section.

Gain On Taxable Disposition of Our Common Stock

Subject to the discussion below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other taxable disposition of our common stock unless (a) the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such Non-U.S. Holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period.

A Non-U.S. Holder described in (a) above will be required to pay tax on the net gain derived from the taxable disposition at regular graduated U.S. federal income tax rates, unless an income tax treaty provides otherwise, and a corporate Non-U.S. Holder described in (a) above may be subject to the additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to certain adjustments.

An individual Non-U.S. Holder described in (b) above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the taxable disposition, which gain may be offset by certain United States source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed a U.S. federal income tax return with respect to such losses.

With respect to (c) above, very generally, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation; however, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we were to be treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a taxable disposition of our common stock would not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is “regularly traded,” as defined in applicable Treasury regulations, on an established securities market. We expect our common stock to be “regularly traded” on an established securities market, but there can be no assurance that our common stock will be so traded in the future. If gain on the sale or other taxable disposition of our stock were subject to taxation as described in (c) above, the Non-U.S. Holder would be subject to regular U.S. federal income tax with respect to such gain in generally the same manner as a U.S. person.

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends paid on our common stock, including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report must be sent to the Non-U.S. Holder to whom any such dividends are paid. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Pursuant to income tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the relevant paying agent has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient. The current backup withholding rate is 28%.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any U.S. or non-U.S. broker, except that information reporting and backup withholding requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Except as described below, U.S. information reporting and backup withholding requirements will generally not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. If backup withholding is applied to you, you should consult with your own tax advisor to determine if you are able to obtain a tax refund or credit with respect to such backup withholding.

Enacted Legislation Affecting Taxation of Our Common Stock Held By Or Through Non-U.S. Entities

Enacted legislation (commonly referred to as “FATCA”) may impose withholding taxes on certain types of payments made to “foreign financial institutions” or “non-financial foreign entities” (each as specially defined under FATCA) and certain other non-U.S. entities. Under FATCA, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries or certain Non-U.S. Holders.

FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. In addition, if the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it generally must enter into an agreement with the U.S. Treasury Department that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under applicable Treasury regulations, any obligation to withhold under the FATCA with respect to gross proceeds on disposition of our common stock will not begin until January 1, 2019. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules, we may treat the entire distribution as a dividend potentially subject to such withholding.

Non-U.S. Holders should consult their tax advisors regarding the effect, if any, of FATCA on their ownership and disposition of our common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING (Conflicts of Interest)

SunTrust Robinson Humphrey, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the representatives, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
SunTrust Robinson Humphrey, Inc.
J.P. Morgan Securities LLC
BMO Capital Markets Corp.
Jefferies LLC
Guggenheim Securities, LLC

Total	5,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $     per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $400,000 and are payable by us. However, fees and expenses for counsel to the underwriters related to (i) any registration or qualification of the common stock for offer and sale under the securities or blue sky laws of the several states and (ii) any filings required to be made pursuant to FINRA, will be reimbursed by us in an amount not to exceed $15,000.

Option to Purchase Additional Shares

We have granted an option to the underwriters to purchase up to 825,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and our directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for or exercisable for common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	sell, offer or contract to sell any common stock,

•	grant any option to sell (including, without limitation, any short sale) any common stock,

•	pledge or transfer any common stock,

•	dispose of or transfer any common stock,

•	establish an open “put equivalent position” or liquidate or decrease a “call equivalent position,”

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock (whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise).

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The restrictions applicable to us, our officers and our directors are subject to certain customary exceptions.

NASDAQ

The shares are listed on NASDAQ under the symbol “AMSG.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering as described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NASDAQ, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute the prospectus supplement and accompanying prospectus by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In particular, affiliates of SunTrust Robinson Humphrey, Inc., J.P. Morgan Securities LLC, BMO Capital Markets Corp. and Jefferies LLC are arrangers, agents or lenders under our outstanding revolving credit facility and term loan facility. Affiliates of SunTrust Robinson Humphrey, Inc., J.P. Morgan Securities LLC, BMO Capital Markets Corp. and Jefferies LLC will receive a portion of the proceeds from this offering due to the repayment of a portion of the revolving credit facility by us.

Conflicts of Interest

Because an affiliate of SunTrust Robinson Humphrey, Inc. is a lender under our revolving credit facility and will receive 5% or more of the net proceeds of this offering due to the repayment of a portion of the revolving credit facility by us, SunTrust Robinson Humphrey, Inc. is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, SunTrust Robinson Humphrey, Inc. will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds.”

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; (iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of AmSurg Corp.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Sunbeam Holdings, L.P. as of and for the year ended December 31, 2013, incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K dated December 23, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Sunbeam Holdings, L.P. as of December 31, 2012 and for each of the two years then ended, incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K dated December 23, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference facilities. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC.

Our common stock is listed on Nasdaq under the ticker symbol “AMSG,” and reports, proxy statements and other information concerning us can also be inspected at the corporate headquarters of Nasdaq at 165 Broadway, New York, New York 10006.

Our web site address is http://www.amsurg.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” the reports and documents we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of Exchange Act, after the date of this prospectus supplement and prior to the completion of the offering of all securities covered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015 (including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A, filed with the SEC on April 20, 2015);

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the SEC on May 6, 2015, August 7, 2015 and November 6, 2015, respectively;

•	our Current Reports on Form 8-K filed with the SEC on December 23, 2014, January 16, 2015, January 22, 2015, February 5, 2015, February 9, 2015, May 22, 2015, July 21, 2015, October 20, 2015, October 27, 2015 and November 2, 2015;

•	the description of our common stock contained in our Registration Statement on Form 10/A filed July 13, 2001, as updated through subsequently filed reports; and

•	the description of our 5.250 % Mandatory Convertible Preferred Stock, Series A-1, contained in our Registration Statement on Form 8-A, filed July 2, 2014, as updated through subsequently filed reports.

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus supplement, the registration statement of which this prospectus supplement is a part, or the accompanying prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to AmSurg Corp., 1A Burton Hills Boulevard, Nashville, Tennessee 37215, Attn: Chief Financial Officer or by phone at (615) 665-1283.

Prospectus

AmSurg Corp.

Common Stock

Preferred Stock

We may offer and sell from time to time, in one or more offerings, our preferred stock or common stock, or any combination of these securities, collectively referred to herein as the “securities,” at prices and on terms determined at the time of any such offering. The preferred stock may be convertible into or exercisable or exchangeable for common stock, preferred stock or other securities. This prospectus provides you with a general description of the securities that we may offer. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. Our common stock trades on the Nasdaq Global Select Market, or Nasdaq, under the symbol “AMSG,” and our 5.250% mandatory convertible preferred stock, Series A-1, trades on Nasdaq under the symbol “AMSGP.”

Our principal executive offices are located at 1A Burton Hills Boulevard, Nashville, Tennessee 37215, and our telephone number is (615) 665-1283.

We will provide specific terms of any offering of these securities, and the manner in which they are being offered, in supplements to this prospectus. Our securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, under similar headings in the other documents that are incorporated by reference into this prospectus including our periodic reports and other information filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 21, 2015.

i

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires or as otherwise expressly stated, when we refer to “AmSurg,” “we,” “our” and “us” in this prospectus, we mean AmSurg Corp., including our subsidiaries. When we refer to “you” or “yours,” we mean the purchasers of the applicable securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration, we may sell the securities described in this prospectus in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities being sold. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference facilities. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC.

Our common stock and 5.250 % Mandatory Convertible Preferred Stock are listed on the Nasdaq Global Select Market, and reports, proxy statements and other information concerning us can also be inspected at the corporate headquarters of Nasdaq at 165 Broadway, New York, New York 10006.

Our web site address is http://www.amsurg.com. The information on our web site, however, is not, and should not be, incorporated by reference in or deemed to be a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated above. Documents establishing the terms of the offered securities are filed as exhibits to, or incorporated by reference in, the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” the reports and documents we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, after the date of this prospectus and prior to the completion of the offering of all of the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015 (including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A, filed with the SEC on April 20, 2015);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on May 6, 2015;

•	our Current Reports on Form 8-K, filed with the SEC on December 23, 2014, January 16, 2015, January 22, 2015, February 2, 2015 February 9, 2015, May 22, 2015 and July 21, 2015;

•	the description of our common stock contained in our Registration Statement on Form 10/A filed July 13, 2001, as updated through subsequently filed reports; and

•	the description of our 5.250 % Mandatory Convertible Preferred Stock, Series A-1, contained in our Registration Statement on Form 8-A, filed July 2, 2014, as updated through subsequently filed reports.

Notwithstanding the foregoing, information that we furnish under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus, the registration statement of which this prospectus is a part, or any prospectus supplement.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Chief Financial Officer

AmSurg Corp.

1A Burton Hills Boulevard

Nashville, Tennessee 37215

(615) 665-1283

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus, any prospectus supplement and the documents incorporated herein or therein by reference carefully, especially the “Risk Factors” section of this prospectus and any prospectus supplement. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” in this prospectus for more information.

We acquire, develop and operate ambulatory surgery centers (“ASCs” or “surgery centers”) in partnership with physician practice groups throughout the U.S. and provide outsourced physician services in multiple specialties to hospitals, ambulatory surgery centers and other healthcare facilities, primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. We are the largest owner and operator of ASCs in the United States based upon total number of facilities. At March 31, 2015, we owned and operated 248 ASCs in 34 states and the District of Columbia, and provided physician services to more than 330 healthcare facilities in 27 states, employing more than 2,900 physicians and other healthcare professionals.

Ambulatory Services

Our company was formed in 1992 for the purpose of acquiring, developing and operating ASCs in partnership with physicians. Our surgery centers are typically located adjacent to or in close proximity to the medical practices of our partner physicians. We generally own a majority interest, primarily 51%, in the facilities we operate. Our surgery centers primarily provide non-elective, high volume, lower-risk surgical procedures across multiple specialties, including, among others, gastroenterology, ophthalmology, and orthopaedics. Our ASCs are designed with a cost structure that creates significant savings for patients and payors when compared to surgical services performed in hospital outpatient departments (“HOPDs”).

We acquire, develop and operate ASCs through the formation of partnerships with physicians and health systems to serve the communities in our markets. Since physicians are critical to the delivery of healthcare, we have developed our operating model to encourage physicians to affiliate with our ASCs. We believe we attract physicians because our facilities adopt staffing, scheduling and clinical systems and protocols with the goal of increasing physician efficiency and engagement. We believe that our focus on physician satisfaction combined with providing safe, high-quality healthcare in a friendly and convenient environment for patients will continue to make our ASCs an attractive alternative to HOPDs for physicians, patients and payors. We focus on providing high-quality surgery centers that meet the needs of patients, physicians and payors. We believe our facilities (i) enhance the quality of care for our patients, (ii) provide significant administrative, clinical and efficiency benefits to physicians, and (iii) offer a low cost alternative for patients and payors.

Physician Services

On July 16, 2014, we acquired Sheridan Healthcare (“Sheridan”). With the completion of this acquisition, we believe we are a leading national provider of multi-specialty outsourced physician services to hospitals, ASCs and other healthcare facilities. We deliver physician services, primarily in the areas of anesthesiology, children’s services, radiology and emergency medicine services, to more than 330 healthcare facilities, and believe we are a leading provider of physician services in each of those specialties. We employ more than 2,900 physicians and other healthcare professionals who apply a care-centric approach to medical care and have physician practices in 27 states with a significant presence in Florida, New Jersey, Texas and California. We believe our scale and ability to leverage administrative and support infrastructure enable us to effectively recruit and retain physicians, provide services at lower costs and generate attractive profit margins.

Our physicians usually lead the daily operations of their specialty departments and integrate themselves into the clinical leadership at our client’s facilities. This integration allows us to collaborate with hospitals, ASCs and other healthcare facilities to improve their operations. We believe our national scale and footprint enable us to provide better coordination of care, better physician coverage, stronger recruiting services, more professional and experienced management and improved patient throughput and outcomes as compared to smaller independent physician groups or directly affiliated facility practices with which we compete.

Our principal executive offices are located at 1A Burton Hills Boulevard, Nashville, Tennessee 37215, and our telephone number is (615) 665-1283. AmSurg Corp. is a Tennessee corporation.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements (as the term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). Forward-looking statements may use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “may,” “might,” “would,” “could,’ “continues,” “project” and similar expressions, though not all forward-looking statements contain these or similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, those described in our most recent Annual Report on Form 10-K filed with SEC on February 27, 2015, which is expressly incorporated by reference into this prospectus, and those risks described in any supplement to this prospectus under “Risk Factors,” and elsewhere in documents we have filed or will file with the SEC and incorporated by reference into this prospectus, as well as other factors that our management has not yet identified. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves risks. Potential investors are urged to read and consider the risk factors and other disclosures relating to an investment in our securities described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Before making an investment decision, you should carefully consider those risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. If any of the events or developments described actually occurred, our business, financial condition or results of operations would likely suffer. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

USE OF PROCEEDS

Except as set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us pursuant to this prospectus for working capital and general corporate purposes, including, without limitation, repaying outstanding debt, capital expenditures and financing acquisitions. We may invest funds not required immediately for such purposes in short-term, interest-bearing and other investment-grade securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DISTRIBUTIONS

The following table sets forth our historical consolidated ratio of earnings to fixed charges and preferred distributions for the periods indicated. You should read this consolidated ratio of earnings to fixed charges and preferred distributions in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus. Prior to the beginning of the fiscal year ended December 31, 2014, we had neither issued any shares of, nor paid any distributions on, preferred stock. Accordingly, the numbers presented below for fiscal years 2010 through 2013 do not include preferred stock distributions.

	Year Ended December 31,					Three Months Ended March 31, 2015
	2010	2011	2012	2013	2014
Consolidated ratio of earnings to combined fixed charges and preferred distributions (1)	13.9x	13.1x	14.1x	10.3x	4.0x	3.2x

(1)	For the purposes of calculating the consolidated ratio of earnings to combined fixed charges and preferred distributions, “earnings” means the sum of income from continuing operations before taxes, excluding income from equity investees; fixed charges; amortization of capitalized interest; distributed income of equity investees; and pre-tax losses of equity investees for which charges from guarantees are included in fixed charges; less capitalized interest. “Fixed charges” means interest (expensed and capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the portion of rental expense within operating leases that represents the interest factor.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Under our Second Amended and Restated Charter, as amended, or Charter, we are authorized to issue 120,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of May 6, 2015, 48,413,184 shares of our common stock were issued and outstanding, and 1,725,000 shares of our 5.250% Mandatory Convertible Preferred Stock, Series A-1 (the “Series A-1 Preferred Stock”) were issued and outstanding.

The following summary of certain terms of our capital stock describes briefly the material provisions of our Charter and bylaws, and applicable provisions of Tennessee corporate law.

Common Stock. The holders of our common stock are entitled to one vote per share on all matters to be submitted to a vote of the shareholders and are not entitled to cumulative voting in the election of directors. Subject to the prior dividend rights of our Series A-1 Preferred Stock, as described below, and prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any other outstanding series of preferred stock that AmSurg may designate and issue in the future, the holders of our common stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available therefor. The holders of our common stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of AmSurg. The Charter does not give holders of our common stock any preemptive or other subscription rights, and our common stock is not redeemable at the option of the holders, does not have any conversion rights, and is not subject to call. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of our Series A-1 Preferred Stock and any other series of preferred stock that AmSurg may designate and issue in the future.

We have never declared a cash dividend on shares of our common stock and do not currently intend to declare or pay a cash dividend on shares of our common stock. In addition, any payment of cash dividends on common stock in the future will depend on AmSurg’s earnings, financial condition, capital needs and other factors deemed relevant by the board of directors, including corporate law restrictions on the availability of capital for the payment of dividends, the rights of holders of our Series A-1 Preferred Stock and any other series of preferred stock that may hereafter be issued and the limitations, if any, on the payment of dividends under any documents relating to equity investments, then-existing credit facilities or other indebtedness. It is the current intention of the board of directors to retain earnings, if any, in order to finance the operations and expansion of our business.

Preferred Stock. AmSurg is authorized to issue 5,000,000 shares of undesignated preferred stock, no par value, 1,725,000 shares of which have been designated and issued as our Series A-1 Preferred Stock. The authorized preferred stock may be issued from time to time in one or more designated series or classes. Subject to the provisions of the Charter and limitations prescribed by law, the board of directors, without further action or vote by the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation, and other relevant provisions in a particular series or class. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of AmSurg.

Series A-1 Preferred Stock. Subject to the rights of holders of any class or series of our capital stock ranking senior to our Series A-1 Preferred Stock with respect to dividends, holders of shares of our Series A-1 Preferred Stock are entitled to receive, when, as and if declared by our board of directors or an authorized committee of our board of directors and to the extent lawful, cumulative dividends at an annual rate of 5.250% of the initial liquidation preference of $100 per share of Series A-1 Preferred Stock (equivalent to $5.25 per year per share).

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of shares of our Series A-1 Preferred Stock will be entitled to receive out of our assets available for distribution to our shareholders, subject to rights of our creditors, before any payment or distribution is made to holders of junior stock (including our common stock), payment in full of the amount of $100 per share of our Series A-1 Preferred Stock, plus an amount equal to any accrued and unpaid dividends, whether or not declared, on such shares to (but not including) the date fixed for liquidation, dissolution or winding up.

The Series A-1 Preferred Stock is not redeemable. The holders of our Series A-1 Preferred Stock do not have voting rights, except with respect to certain fundamental changes in the terms of our Series A-1 Preferred Stock, in the case of certain dividend arrearages and except as specifically required under Tennessee law.

Each outstanding share of our Series A-1 Preferred Stock will automatically convert on July 1, 2017 (the “Mandatory Conversion Date”) into a number of shares of our common stock equal to the conversion rate that will be not more than 2.2222 shares of our common stock and not less than 1.8141 shares of our common stock (depending upon the market value of our common stock at the time of such conversion). At any time prior to the Mandatory Conversion Date, other than during certain fundamental changes, a holder of shares of our Series A-1 Preferred Stock may elect to convert such holder’s shares of Series A-1 Preferred Stock, in whole or in part, into shares of our common stock, at the minimum conversion rate of 1.8141 shares of our common stock per share of our Series A-1 Preferred Stock, subject to certain adjustments.

Future Issuance of Preferred Stock. The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

•	the designation, stated value and liquidation preference of such preferred stock and the amount of stock offered;

•	the offering price;

•	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

•	any redemption or sinking fund provisions;

•	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

•	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

•	the voting rights, if any, of shares of such series;

•	the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

•	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary of ours, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

•	the conditions and restrictions, if any, on the creation of indebtedness of us or of any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

•	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

Transfer Agent and Registrar

Computershare Trust Company N.A. is the transfer agent and registrar for our common stock and our Series A-1 Preferred Stock. The transfer agent and registrar for any additional series of preferred stock will be set forth in the applicable prospectus supplement.

Certain Provisions of Our Charter, Bylaws, and Tennessee Law

General. The provisions of our Charter, bylaws, and Tennessee statutory law described in this section may delay or make more difficult acquisitions or changes of control of AmSurg that are not approved by our board of directors.

Classified Board Of Directors. Our bylaws provide that the number of directors shall be no fewer than three or more than 11, with the exact number to be established by our board of directors and subject to change from time to time as determined by the board of directors. The Charter provides for the classification of the board of directors. Under the terms of our Charter, the members of our board of directors are divided into three classes, serving staggered three-year terms. As a result, one-third of our board of directors will be elected each year. This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual shareholders’ meeting following the date the acquiror obtains the controlling stock interest. This provision may have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of AmSurg, and could also increase the likelihood that incumbent directors will retain their positions.

Our Charter provides that directors may be removed only for “cause” and only by the affirmative vote of the holders of a majority of the voting power of all the shares of our capital stock then entitled to vote in the election of directors, voting together as a single class, unless the vote of a special voting group is otherwise required by law. “Cause” is defined in the Charter as: (i) a felony conviction of a director or the failure of a director to contest prosecution for a felony; (ii) conviction of a crime involving moral turpitude; or (iii) willful and continued misconduct or gross negligence by a director in the performance of his or her duties as a director. The Charter also provides that in order to call a special meeting of shareholders, written demands of the holders of at least 15% of the voting power of each class of the common stock must be received. These provisions, in conjunction with the provision of the bylaws authorizing the board of directors to fill vacant directorships, may prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Advance Notice for Shareholder Proposals or Making Nominations at Meetings. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, the board of directors, or by a shareholder who has given to our Secretary timely written notice in proper form, of the shareholder’s intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by our board of directors, or the committee of the board of directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary not later than 120 days in advance of the first anniversary of the mailing date of our proxy statement for the previous year’s annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

The notice of any shareholder proposal or nomination for election as director must set forth various information required under the bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on our books (if they so appear) and the class and number of shares of our capital stock that are beneficially owned by them.

Amendment of the Bylaws and Charter. Except with respect to amendments to our bylaws or Charter relating to the classified structure of our board of directors which are required to be approved by the affirmative vote of two-thirds of the voting power of the shares entitled to vote in the election of directors, our bylaws provide that a majority of the members of our board of directors who are present at any regular or special meeting or the holders of a majority of the voting power of all shares of our capital stock represented at a regular or special meeting have the power to amend, alter, change, repeal, or restate the bylaws.

Tennessee Law. The Tennessee Business Combination Act, or the Combination Act, provides, among other things, that any corporation to which the Combination Act applies, including AmSurg, shall not engage in any “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

The Combination Act defines “business combination,” generally, to mean any: (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge, or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation’s outstanding shares or (C) the corporation’s consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation; (vi) transaction in which the interested shareholder’s proportionate share of the outstanding shares of any class of securities is increased; or (vii) financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit, except proportionately as a shareholder.

The Combination Act defines “interested shareholder,” generally, as any person who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the corporation’s outstanding voting stock, or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of

10% or more of the voting power of any class or series of the corporation’s stock at any time within the five-year period preceding the date in question. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period if the transaction (i) complies with all applicable Charter and bylaw requirements and applicable Tennessee law and (ii) is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder, or when the transaction meets certain fair price criteria. The fair price criteria include, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (i) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (ii) the highest preferential amount, if any, such class or series is entitled to receive on liquidation, or (iii) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

The Tennessee Control Share Acquisition Act prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a “control share acquisition,” as defined in the Tennessee Control Share Acquisition Act, unless such voting rights have been previously approved by the disinterested shareholders of the corporation. AmSurg has not elected to make the Tennessee Control Share Acquisition Act applicable to it. No assurance can be given that such election, which must be expressed in a Charter or bylaw amendment, will or will not be made in the future.

The Tennessee Greenmail Act prohibits AmSurg from purchasing or agreeing to purchase any of its securities, at a price in excess of fair market value, from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of our voting stock or we make an offer of at least equal value per share to all holders of shares of such class. The effect of the Greenmail Act may be to render more difficult a change of control of AmSurg.

The Tennessee Investor Protection Act provides that unless our board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of AmSurg, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of AmSurg if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of AmSurg unless the offeror, before making such purchase: (i) makes a public announcement of his or her intention with respect to changing or influencing the management or control of AmSurg; (ii) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (iii) files with the Tennessee Commissioner of Commerce and Insurance, or Commissioner, and AmSurg a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner. The effect of the Tennessee Investor Protection Act may be to render more difficult a change of control of AmSurg.

PLAN OF DISTRIBUTION

Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent.

Our capital stock may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in an applicable prospectus supplement, the obligations of any underwriter to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

If indicated in the applicable prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

In connection with the offering of the securities hereby, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any applicable prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an applicable prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

We may sell the securities in exchange in whole or part for consideration other than cash. This consideration may consist of services or products, whether tangible or intangible, and including services or products we may use in our business; outstanding debt or equity securities of our company or one or more of its subsidiaries; debt or equity securities or assets of other companies, including in connection with investments, joint ventures or other strategic transactions, or acquisitions; release of claims or settlement of disputes; and satisfaction of obligations, including obligations to make payments to distributors or other suppliers and payment of interest on outstanding obligations. We may sell the securities as part of a transaction in which outstanding debt or equity securities of our company or one or more of our subsidiaries are surrendered, converted, exercised, canceled or transferred.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “AMSG,” and our 5.250% mandatory convertible preferred stock, Series A-1 trades on Nasdaq under the symbol “AMSGP.” No assurance can be given as to the liquidity of or trading market for any securities sold by us.

LEGAL MATTERS

Certain legal matters relating to Tennessee law will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of AmSurg Corp.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Sunbeam Holdings, L.P. as of and for the year ended December 31, 2013, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K dated December 23, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Sunbeam Holdings, L.P. as of December 31, 2012 and for each of the two years then ended, incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K dated December 23, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

5,500,000 Shares

AMSURG CORP.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

SunTrust Robinson Humphrey

J.P. Morgan

BMO Capital Markets

Jefferies

Guggenheim Securities

                , 2015